Exhibit 99.1
CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere and Pertamina Sign Additional 20-Year LNG Sale and Purchase Agreement

▪	Cheniere completes contracting for Corpus Christi Liquefaction Trains 1 & 2

▪	Cheniere and Pertamina sign additional SPA for LNG sales from Corpus Christi

▪	Pertamina contracts for additional 0.76 million tonnes per annum of LNG

Houston, Texas - July 1, 2014 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) announced today that its subsidiary, Corpus Christi Liquefaction, LLC (“Corpus Christi Liquefaction”), has entered into a liquefied natural gas (“LNG”) sale and purchase agreement (“SPA”) with PT Pertamina (Persero) (“Pertamina”) under which Pertamina has agreed to purchase approximately 0.76 million tonnes per annum (“mtpa”) of LNG upon the commencement of operations of Train 2 of the LNG export facility being developed near Corpus Christi, Texas (the "Corpus Christi Liquefaction Project"). The SPA is in addition to the previously announced SPA under which Pertamina will purchase approximately 0.76 mtpa of LNG, bringing the total quantity of LNG sold to Pertamina under the two agreements to approximately 1.52 mtpa. The Corpus Christi Liquefaction Project is being designed and permitted for up to three trains, with aggregate design production capacity of 13.5 mtpa of LNG.

Under the SPA, Pertamina will purchase LNG on a free on board (“FOB”) basis for a purchase price indexed to the monthly Henry Hub price plus a fixed component. LNG will be loaded onto Pertamina’s vessels. The term of the SPA will extend for twenty years beyond the date of first commercial delivery of the second train of the Corpus Christi Liquefaction Project, with an extension option of up to ten years. Deliveries from Train 2 are expected to occur in 2019.

“This SPA represents additional LNG volumes contracted with Pertamina at our Corpus Christi Liquefaction Project. We look forward to supplying LNG to Indonesia as the country transitions to an LNG importer to meet their growing energy needs,” said Charif Souki, Chairman and CEO. “To date we have entered into SPAs aggregating approximately 7 mtpa of LNG volumes, completing our long-term contracting for the first two trains of the Corpus Christi Liquefaction Project. We expect to complete all remaining necessary steps to reach a final investment decision and begin construction by early 2015.”

The SPA is subject to certain conditions precedent, including but not limited to Corpus Christi Liquefaction receiving regulatory approvals, securing necessary financing arrangements and making a final investment decision to construct Train 2 of the Corpus Christi Liquefaction Project (the “Corpus Christi FID”).

Pertamina is a state-owned national energy company formed to carry out integrated business in oil, gas, renewable and new energy based on strong commercial principles both inside and outside of Indonesia. Pertamina is a Fortune 500 company. Pertamina conducts business activities in the field of energy and petrochemical and is divided into two sectors, upstream and downstream. The upstream sector covers the exploration and production of oil, gas and geothermal energy, while its downstream activities cover processing, marketing, trading and shipping. Pertamina produces a multitude of commodities such as fuel, kerosene, LPG, LNG, and petrochemicals.  Pertamina operates the Arun LNG plant, Badak LNG plant and FSRU in West Java. Pertamina has also planned to develop gas infrastructure in several areas in Indonesia. Additional information about Pertamina may be found on its website located at http://www.pertamina.com.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG-related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities for up to six LNG trains, each of which will have a design production capacity of approximately 4.5 mtpa (“Sabine Pass Liquefaction Project”). Construction has begun on LNG Trains 1 through 4 at the Sabine Pass Liquefaction Project. Cheniere has also initiated a project to develop liquefaction facilities near Corpus Christi, Texas. The Corpus Christi Liquefaction Project is being designed and permitted for up to three LNG trains, with aggregate design production capacity of up to 13.5 mtpa of LNG and which would include three LNG storage tanks with capacity of 10.1 Bcfe and two LNG carrier docks. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited, to obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, obtaining financing, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi Liquefaction Project could commence as early as 2018. Additional information about Cheniere Energy, Inc. may be found on its website located at http://www.cheniere.com.

Target Date
	Sabine Pass Liquefaction			Corpus Christi Liquefaction
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	T5: Received FTA Pending Non-FTA	Received FTA; Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014	2014
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
- PT Pertamina				1.52 mtpa
- Endesa, S.A.				2.25 mtpa
- Iberdrola, S.A.				0.76 mtpa
- Gas Natural Fenosa LNG SL				1.50 mtpa
- Woodside Energy Trading Singapore				0.85 mtpa
EPC contract	Completed	Completed	2015	Completed
Financing			2015	2014
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2014/2015	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015	2015
Commence operations	2015/2016	2016/2017	2018/2019	2018/2019

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

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